Exhibit 99.1

Extra Space Storage Inc.
PHONE (801) 365-4600
2795 East Cottonwood Parkway, Suite 300
Salt Lake City, Utah 84121
www.extraspace.com
FOR IMMEDIATE RELEASE

Extra Space Storage Inc. Reports 2018 Third Quarter Results
SALT LAKE CITY, October 30, 2018 — Extra Space Storage Inc. (NYSE: EXR) (the “Company”), a leading owner and operator of self-storage facilities in the United States and a member of the S&P 500, announced operating results for the three and nine months ended September 30, 2018.
Highlights for the three months ended September 30, 2018:

•	Achieved net income attributable to common stockholders of $1.02 per diluted share, representing a 37.8% increase compared to the same period in 2017.

•
Achieved funds from operations attributable to common stockholders and unit holders (“FFO”) of $1.19 per diluted share. FFO, excluding adjustments for non-cash interest and hurricane losses ("Core FFO"), was $1.20 per diluted share, representing a 6.2% increase compared to the same period in 2017.

•	Increased same-store revenue by 3.2% and same-store net operating income (“NOI”) by 3.3% compared to the same period in 2017.

•	Reported same-store occupancy of 93.9% as of September 30, 2018, compared to 93.7% as of September 30, 2017.

•	Acquired five operating stores and one store at completion of construction (a "Certificate of Occupancy store" or "C of O store") for a total investment of approximately $74.3 million.

•
In conjunction with joint venture partners, acquired eight operating stores, three Certificate of Occupancy stores and completed one development for a total cost of approximately $127.1 million, of which the Company invested $34.6 million.

•	Added 36 stores to the Company's third-party management platform. As of September 30, 2018, we managed 507 stores for third parties and 227 stores in joint ventures, for a total of 734 managed stores.

•	Disposed of one store for $40.7 million.

•	Paid a quarterly dividend of $0.86 per share.
Highlights for the nine months ended September 30, 2018:

•	Achieved net income attributable to common stockholders of $2.46 per diluted share, representing an 18.8% increase compared to the same period in 2017.

•	Achieved FFO of $3.42 per diluted share. Core FFO was $3.44 per diluted share, representing a 5.5% increase compared to the same period in 2017.

•	Increased same-store revenue by 4.2% and same-store NOI by 3.9% compared to the same period in 2017.

•	Acquired 11 operating stores, two Certificate of Occupancy stores and purchased our joint venture partner's interest in 15 stores for a total investment of approximately $382.7 million.

•
In conjunction with joint venture partners, acquired 13 operating stores, 11 Certificate of Occupancy stores and completed three developments for a total cost of approximately $351.1 million, of which the Company invested $84.8 million.

•	Added 119 stores to the Company's third-party management platform.
Joe Margolis, CEO of Extra Space Storage Inc., commented: “The year continues to progress as expected as we head down the home stretch. Our stores have maintained very high occupancy, we continue to achieve positive rate growth and our diversified portfolio continues to deliver solid results, despite new supply in certain markets. External growth has also been strong through consistent acquisition volume and a record year expanding our third party management platform."

FFO Per Share:
The following table outlines the Company’s FFO and Core FFO for the three and nine months ended September 30, 2018 and 2017. The table also provides a reconciliation to GAAP net income attributable to common stockholders and earnings per diluted share for each period presented (amounts shown in thousands, except share and per share data1 — unaudited):

	For the Three Months Ended September 30,				For the Nine Months Ended September 30,
	2018		2017		2018		2017
		(per share)		(per share)		(per share)		(per share)
Net income attributable to common stockholders	$130,418	$1.02	$93,764	$0.74	$313,827	$2.46	$263,052	$2.07
Impact of the difference in weighted average number of shares – diluted[2]		(0.05)		(0.05)		(0.13)		(0.11)
Adjustments:
Real estate depreciation	48,673	0.36	43,303	0.32	144,018	1.07	127,729	0.95
Amortization of intangibles	1,835	0.01	2,316	0.02	6,427	0.05	11,164	0.08
(Gain) loss on real estate transactions and impairment of real estate assets	(30,807)	(0.23)	—	—	(30,807)	(0.23)	6,019	0.04
Unconsolidated joint venture real estate depreciation and amortization	1,781	0.01	1,429	0.01	4,931	0.04	4,267	0.03
Distributions paid on Series A Preferred Operating Partnership units	(572)	—	(572)	—	(1,716)	(0.01)	(2,547)	(0.02)
Income allocated to Operating Partnership noncontrolling interests	9,269	0.07	7,363	0.05	24,003	0.17	21,928	0.16
FFO	$160,597	$1.19	$147,603	$1.09	$460,683	$3.42	$431,612	$3.20
Adjustments:
Property losses and tenant reinsurance claims due to hurricanes	—	—	4,360	0.03	—	—	4,360	0.03
Non-cash interest expense related to amortization of discount on equity portion of exchangeable senior notes	1,140	0.01	1,268	0.01	3,525	0.02	3,827	0.03
Core FFO	$161,737	$1.20	$153,231	$1.13	$464,208	$3.44	$439,799	$3.26
Weighted average number of shares – diluted[3]	135,010,959		135,090,385		134,831,700		135,033,047

(1)	Per share amounts may not recalculate due to rounding.

(2)
Adjustment to account for the difference between the number of shares used to calculate earnings per share and the number of shares used to calculate FFO per share. Earnings per share is calculated using the two-class method, which uses a lower number of shares than the calculation for FFO per share and Core FFO per share, which are calculated assuming full redemption of all OP units as described in note (3).

(3)
Extra Space Storage LP (the “Operating Partnership”) has outstanding preferred and common Operating Partnership units (“OP units”). These OP units can be redeemed for cash or, at the Company’s election, shares of the Company’s common stock. Redemption of all OP units for common stock has been assumed for purposes of calculating the weighted average number of shares — diluted as presented above. The computation of weighted average number of shares — diluted for FFO per share and Core FFO per share also includes the effect of share-based compensation plans and shares related to the exchangeable senior notes using the treasury stock method.

Operating Results and Same-Store Performance:
The following table outlines the Company’s same-store performance for the three and nine months ended September 30, 2018 and 2017 (amounts shown in thousands, except store count data—unaudited)1:

	For the Three Months Ended September 30,		Percent	For the Nine Months Ended September 30,		Percent
	2018	2017	Change	2018	2017	Change
Same-store rental revenues[2]	$244,051	$236,408	3.2%	$715,970	$687,418	4.2%
Same-store operating expenses[2]	65,799	63,911	3.0%	198,199	188,888	4.9%
Same-store net operating income[2]	$178,252	$172,497	3.3%	$517,771	$498,530	3.9%

Same-store square foot occupancy as of quarter end	93.9%	93.7%		93.9%	93.7%

Properties included in same-store[3]	783	783		783	783

(1)	A reconciliation of net income to same-store net operating income is provided later in this release, entitled "Reconciliation of GAAP Net Income to Total Same-Store Net Operating Income."

(2)	Same-store revenues, same-store operating expenses and same-store net operating income do not include tenant reinsurance revenue or expense.

(3)
Four stores were removed from the same-store pool during the quarter, due to one disposition and three redevelopment/expansion projects of sufficient scale to require removal from the same-store pool per the Company's same-store pool definition.

Same-store revenues for the three and nine months ended September 30, 2018 increased due to higher rental rates for both new and existing customers, and were partially offset by increased discounts. Expenses were higher for the three months ended September 30, 2018, primarily due to increases in property taxes, marketing and insurance. Expenses were higher for the nine months ended September 30, 2018, primarily due to increases in property taxes, payroll and benefits and marketing.
Major markets with revenue growth above the Company’s portfolio average for the three and nine months ended September 30, 2018 included Atlanta, Hawaii, Indianapolis, Las Vegas and Los Angeles. Major markets performing below the Company’s portfolio average included Charleston, Dallas, Norfolk/Virginia Beach, Washington D.C. and West Palm Beach/Boca Raton.

Investment and Third-Party Management Activity:
The following table outlines the Company’s acquisitions and developments that are closed, completed or under agreement (dollars in thousands – unaudited):

	Closed/Completed through September 30, 2018		Closed/Completed subsequent to September 30, 2018		Scheduled to Close/Complete in 2018		Total 2018		To Close/Complete in 2019-2020
Wholly-Owned Investment	Stores	Price	Stores	Price	Stores	Price	Stores	Price	Stores	Price
Operating Stores	11	$137,950	2	$24,400	1	$13,000	14	$175,350	—	$—
C of O and Development Stores[1]	2	31,566	1	7,500	4	58,333	7	97,399	6	69,923
Buyout of JV Partners' Interest in Operating Stores[2]	15	213,211	—	—	—	—	15	213,211	—	—
EXR Investment in Wholly-owned stores	28	382,727	3	31,900	5	71,333	36	485,960	6	69,923

Joint Venture Investment
JV Operating Stores (Total Purchase Price)[1]	13	184,650	—	—	2	19,800	15	$204,450	—	—
(Less) JV Partner Investment in Operating Stores	—	(158,985)	—	—	—	(17,820)	—	(176,805)	—	—
JV Development and C of O (Total Purchase Price)	14	166,400	1	14,250	9	227,262	24	407,912	8	135,807
(Less) JV Partner Investment in Development and C of O	—	(107,296)	—	(12,825)	—	(184,702)	—	(304,823)	—	(99,802)
EXR Investment in Joint Ventures	27	84,769	1	1,425	11	44,540	39	130,734	8	36,005

Total EXR Investment	55	$467,496	4	$33,325	16	$115,873	75	$616,694	14	$105,928

(1)
The locations of C of O and development stores and joint venture ownership interest details are included in the supplemental financial information published on the Company’s website at www.extraspace.com.

(2)	The buyout of JV partners' interest in stores is reported at the value paid for the partners' ownership interest.
The projected developments and acquisitions under agreement described above are subject to customary closing conditions and no assurance can be provided that these developments and acquisitions will be completed on the terms described, or at all.
Disposition:
On August 16, 2018, the Company disposed of a store in Menlo Park, CA for $40.7 million, and recognized a gain of $30.7 million. The sale was part of a reverse 1031 exchange for stores previously acquired by the Company.
Property Management:
As of September 30, 2018, the Company managed 507 stores for third-party owners. With an additional 227 stores owned and operated in joint ventures, the Company had a total of 734 stores under management. The Company continues to be the largest self-storage management company in the United States.
Balance Sheet:
During the three months ended September 30, 2018, the Company sold 343,251 shares of common stock using its ATM equity program at an average sales price of $99.75 per share resulting in net proceeds of $33.8 million after deducting offering costs. As of September 30, 2018, the Company had $315.1 million available for issuance under its ATM equity program.
As of September 30, 2018, the Company’s percentage of fixed-rate debt to total debt was 74.4%. The weighted average interest rates of the Company’s fixed and variable-rate debt were 3.4% and 3.8%, respectively. The combined weighted average interest rate was 3.5% with a weighted average maturity of approximately 4.9 years.

Dividends:
On September 28, 2018, the Company paid a third quarter common stock dividend of $0.86 per share to stockholders of record at the close of business on September 14, 2018.

Outlook:
The following table outlines the Company’s FFO estimates and annual assumptions for the year ending December 31, 20181:

	Ranges for 2018 Annual Assumptions		Notes
	Low	High
FFO	$4.58	$4.62
Core FFO	$4.62	$4.66
Dilution per share from C of O and value add acquisitions	$0.20	$0.20
Same-store revenue growth	3.75%	4.25%	Assumes a same-store pool of 783 stores and excludes tenant reinsurance
Same-store expense growth	4.25%	4.75%	Assumes a same-store pool of 783 stores and excludes tenant reinsurance
Same-store NOI growth	3.50%	4.25%	Assumes a same-store pool of 783 stores and excludes tenant reinsurance
Weighted average one-month LIBOR	1.97%	1.97%

Net tenant reinsurance income	$89,500,000	$90,500,000
Management fees, other income and interest income	$46,000,000	$47,000,000
General and administrative expenses	$81,500,000	$82,500,000	Includes non-cash compensation expense
Average monthly cash balance	$100,000,000	$100,000,000
Equity in earnings of real estate ventures	$14,500,000	$14,500,000
Acquisition of operating stores (wholly-owned)	$390,000,000	$390,000,000
Development and C of O stores (wholly-owned)	$100,000,000	$100,000,000
Acquisition of operating stores (joint venture)	$30,000,000	$30,000,000	Represents the Company's investment
Development and C of O stores (joint venture)	$100,000,000	$100,000,000	Represents the Company's investment
Interest expense	$177,000,000	$178,000,000
Non-cash interest expense related to exchangeable senior notes	$5,000,000	$5,000,000	Excluded from Core FFO
Taxes associated with the Company's taxable REIT subsidiary	$9,000,000	$9,000,000
Weighted average share count	135,000,000	135,000,000	Assumes redemption of all OP units for common stock

(1)
A reconciliation of net income outlook to same-store net operating income outlook is provided later in this release entitled "Reconciliation of Estimated GAAP Net Income to Estimated Same-Store Net Operating Income." The reconciliation includes details related to same-store revenue and same-store expense outlooks. A reconciliation of net income per share outlook to funds from operations per share outlook is provided later in this release entitled "Reconciliation of the Range of Estimated GAAP Fully Diluted Earnings Per Share to Estimated Fully Diluted FFO Per Share."

FFO estimates for the year are fully diluted for an estimated average number of shares and OP units outstanding during the year. The Company’s estimates are forward-looking and based on management’s view of current and future market conditions. The Company’s actual results may differ materially from these estimates.

Supplemental Financial Information:
Supplemental unaudited financial information regarding the Company’s performance can be found on the Company’s website at www.extraspace.com. Under the "Company Info" navigation menu on the home page, click on “Investor Relations,” then under the “Financials & Stock Info” navigation menu click on “Quarterly Results.” This supplemental information provides additional detail on items that include store occupancy and financial performance by portfolio and market, debt maturity schedules and performance of lease-up assets.
Conference Call:
The Company will host a conference call at 11:00 a.m. Eastern Time on Wednesday, October 31, 2018, to discuss its financial results. To participate in the conference call, please dial 855-791-2026 or 631-485-4899 for international participants; audience passcode: 8497949. The conference call will also be available on the Company’s website at www.extraspace.com. To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software. A replay of the call will be available for 30 days on the Company’s website in the Investor Relations section.
A replay of the call will also be available by telephone, from 4:00 p.m. Eastern Time on October 31, 2018, until 4:00 p.m. Eastern Time on November 5, 2018. The replay dial-in numbers are 855-859-2056 or 404-537-3406 for international callers; conference ID: 8497949.
Forward-Looking Statements:
Certain information set forth in this release contains “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements include statements concerning the benefits of store acquisitions, developments, favorable market conditions, our outlook and estimates for the year and other statements concerning our plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions and developments and other information that is not historical information. In some cases, forward-looking statements can be identified by terminology such as “believes,” “estimates,” “expects,” “may,” “will,” “should,” “anticipates,” or “intends,” or the negative of such terms or other comparable terminology, or by discussions of strategy. We may also make additional forward-looking statements from time to time. All such subsequent forward-looking statements, whether written or oral, by us or on our behalf, are also expressly qualified by these cautionary statements. There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in or contemplated by this release. Any forward-looking statements should be considered in light of the risks referenced in the “Risk Factors” section included in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Such factors include, but are not limited to:

•	adverse changes in general economic conditions, the real estate industry and the markets in which we operate;

•	failure to close pending acquisitions and developments on expected terms, or at all;

•	the effect of competition from new and existing stores or other storage alternatives, which could cause rents and occupancy rates to decline;

•	potential liability for uninsured losses and environmental contamination;

•
the impact of the regulatory environment as well as national, state and local laws and regulations, including, without limitation, those governing real estate investment trusts (“REITs”), tenant reinsurance and other aspects of our business, which could adversely affect our results;

•	disruptions in credit and financial markets and resulting difficulties in raising capital or obtaining credit at reasonable rates or at all, which could impede our ability to grow;

•	increases in interest rates;

•	reductions in asset valuations and related impairment charges;

•	our lack of sole decision-making authority with respect to our joint venture investments;

•	the effect of recent changes to U.S. tax laws;

•	the failure to maintain our REIT status for U.S. federal income tax purposes; and

•	economic uncertainty due to the impact of natural disasters, war or terrorism, which could adversely affect our business plan.

All forward-looking statements are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them, but there can be no assurance that management’s expectations, beliefs and projections will result or be achieved. All forward-looking statements apply only as of the date made. We undertake no obligation to publicly update or revise forward-looking statements which may be made to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.
Definition of FFO:
FFO provides relevant and meaningful information about the Company’s operating performance that is necessary, along with net income and cash flows, for an understanding of the Company’s operating results. The Company believes FFO is a meaningful disclosure as a supplement to net income. Net income assumes that the values of real estate assets diminish predictably over time as reflected through depreciation and amortization expenses. The values of real estate assets fluctuate due to market conditions and the Company believes FFO more accurately reflects the value of the Company’s real estate assets. FFO is defined by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) as net income computed in accordance with U.S. generally accepted accounting principles (“GAAP”), excluding gains or losses on sales of operating stores and impairment write downs of depreciable real estate assets, plus depreciation and amortization related to real estate and after adjustments to record unconsolidated partnerships and joint ventures on the same basis. The Company believes that to further understand the Company’s performance, FFO should be considered along with the reported net income and cash flows in accordance with GAAP, as presented in the Company’s consolidated financial statements. FFO should not be considered a replacement of net income computed in accordance with GAAP.
For informational purposes, the Company also presents Core FFO. Core FFO excludes revenues and expenses not core to our operations and non-cash interest. Although the Company’s calculation of Core FFO differs from NAREIT’s definition of FFO and may not be comparable to that of other REITs and real estate companies, the Company believes it provides a meaningful supplemental measure of operating performance. The Company believes that by excluding revenues and expenses not core to our operations and non-cash interest charges, stockholders and potential investors are presented with an indicator of our operating performance that more closely achieves the objectives of the real estate industry in presenting FFO. Core FFO by the Company should not be considered a replacement of the NAREIT definition of FFO. The computation of FFO may not be comparable to FFO reported by other REITs or real estate companies that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently. FFO does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to net income as an indication of the Company’s performance, as an alternative to net cash flow from operating activities as a measure of liquidity, or as an indicator of the Company’s ability to make cash distributions.
Definition of Same-Store:

The Company’s same-store pool for the periods presented consists of 783 stores that are wholly-owned and operated and that were stabilized by the first day of the earliest calendar year presented. The Company considers a store to be stabilized once it has been open for three years or has sustained average square foot occupancy of 80.0% or more for one calendar year. The Company believes that by providing same-store results from a stabilized pool of stores, with accompanying operating metrics including, but not limited to occupancy, rental revenue (growth), operating expenses (growth), net operating income (growth), etc., stockholders and potential investors are able to evaluate operating performance without the effects of non-stabilized occupancy levels, rent levels, expense levels, acquisitions or completed developments.  Same-store results should not be used as a basis for future same-store performance or for the performance of the Company’s stores as a whole.
About Extra Space Storage Inc.:
Extra Space Storage Inc., headquartered in Salt Lake City, Utah, is a self-administered and self-managed REIT and a member of the S&P 500. As of September 30, 2018, the Company owned and/or operated 1,606 self-storage stores in 39 states, Washington, D.C. and Puerto Rico. The Company’s stores comprise approximately 1.1 million units and approximately 122 million square feet of rentable space. The Company offers customers a wide selection of conveniently located and secure storage units across the country, including boat storage, RV storage and business storage. The Company is the second largest owner and/or operator of self-storage stores in the United States and is the largest self-storage management company in the United States.
###
For Information:
Jeff Norman
Extra Space Storage Inc.
(801) 365-1759

Extra Space Storage Inc.
Condensed Consolidated Balance Sheets
(In thousands, except share data)

	September 30, 2018	December 31, 2017
	(Unaudited)
Assets:
Real estate assets, net	$7,425,806	$7,132,431
Investments in unconsolidated real estate ventures	114,451	75,907
Cash and cash equivalents	45,378	55,683
Restricted cash	21,205	30,361
Other assets, net	191,850	166,571
Total assets	$7,798,690	$7,460,953
Liabilities, Noncontrolling Interests and Equity:
Notes payable, net	$4,104,955	$3,738,497
Exchangeable senior notes, net	560,613	604,276
Notes payable to trusts, net	95,887	117,444
Revolving lines of credit	—	94,000
Cash distributions in unconsolidated real estate ventures	44,218	5,816
Accounts payable and accrued expenses	126,539	96,087
Other liabilities	96,384	81,026
Total liabilities	5,028,596	4,737,146

Commitments and contingencies

Noncontrolling Interests and Equity:
Extra Space Storage Inc. stockholders' equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.01 par value, 500,000,000 shares authorized, 126,504,802 and 126,007,091 shares issued and outstanding at September 30, 2018 and December 31, 2017, respectively	1,264	1,260
Additional paid-in capital	2,581,158	2,569,485
Accumulated other comprehensive income	68,362	33,290
Accumulated deficit	(255,065)	(253,284)
Total Extra Space Storage Inc. stockholders' equity	2,395,719	2,350,751
Noncontrolling interest represented by Preferred Operating Partnership units, net of $119,735 and $120,230 notes receivable as of September 30, 2018 and December 31, 2017, respectively	160,250	159,636
Noncontrolling interests in Operating Partnership	213,885	213,301
Other noncontrolling interests	240	119
Total noncontrolling interests and equity	2,770,094	2,723,807
Total liabilities, noncontrolling interests and equity	$7,798,690	$7,460,953

Consolidated Statement of Operations for the three and nine months ended September 30, 2018 and 2017
(In thousands, except share and per share data) - Unaudited

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2018	2017	2018	2017
Revenues:
Property rental	$266,728	$248,589	$772,742	$720,878
Tenant reinsurance	30,105	25,882	85,660	73,050
Management fees and other income	10,120	9,685	30,849	29,239
Total revenues	306,953	284,156	889,251	823,167
Expenses:
Property operations	73,652	70,430	219,488	204,370
Tenant reinsurance	7,720	6,272	18,798	13,996
General and administrative	19,707	19,498	62,822	60,171
Depreciation and amortization	52,283	48,075	155,924	144,139
Total expenses	153,362	144,275	457,032	422,676
Income from operations	153,591	139,881	432,219	400,491
Gain (loss) on real estate transactions and impairment of real estate	30,807	—	30,807	(6,019)
Interest expense	(45,926)	(39,766)	(130,239)	(113,192)
Non-cash interest expense related to amortization of discount on equity component of exchangeable senior notes	(1,140)	(1,268)	(3,525)	(3,827)
Interest income	1,371	1,401	3,997	5,201
Income before equity in earnings of unconsolidated real estate ventures and income tax expense	138,703	100,248	333,259	282,654
Equity in earnings of unconsolidated real estate ventures	3,622	3,990	10,648	11,407
Income tax expense	(2,638)	(3,163)	(6,077)	(9,154)
Net income	139,687	101,075	337,830	284,907
Net income allocated to Preferred Operating Partnership noncontrolling interests	(3,723)	(3,394)	(10,605)	(10,775)
Net income allocated to Operating Partnership and other noncontrolling interests	(5,546)	(3,917)	(13,398)	(11,080)
Net income attributable to common stockholders	$130,418	$93,764	$313,827	$263,052
Earnings per common share
Basic	$1.03	$0.74	$2.49	$2.09
Diluted	$1.02	$0.74	$2.46	$2.07
Weighted average number of shares
Basic	126,466,837	125,717,517	125,959,926	125,665,787
Diluted	134,240,290	133,044,473	133,015,690	133,008,622
Cash dividends paid per common share	$0.86	$0.78	$2.50	$2.34

Reconciliation of GAAP Net Income to Total Same-Store Net Operating Income — for the three and nine months ended September 30, 2018 and 2017 (In thousands) — Unaudited

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2018	2017	2018	2017
Net income	$139,687	$101,075	$337,830	$284,907
Adjusted to exclude:
Loss (gain) on real estate transactions and impairment of real estate	(30,807)	—	(30,807)	6,019
Equity in earnings of unconsolidated joint ventures	(3,622)	(3,990)	(10,648)	(11,407)
Interest expense	47,066	41,034	133,764	117,019
Depreciation and amortization	52,283	48,075	155,924	144,139
Income tax expense	2,638	3,163	6,077	9,154
General and administrative (includes stock compensation)	19,707	19,498	62,822	60,171
Management fees, other income and interest income	(11,491)	(11,086)	(34,846)	(34,440)
Net tenant reinsurance	(22,385)	(19,610)	(66,862)	(59,054)
Non same-store revenue	(22,677)	(12,181)	(56,772)	(33,460)
Non same-store expense	7,853	6,519	21,289	15,482
Total same-store net operating income	$178,252	$172,497	$517,771	$498,530

Same-store revenues	244,051	236,408	715,970	687,418
Same-store operating expenses	65,799	63,911	198,199	188,888
Same-store net operating income	$178,252	$172,497	$517,771	$498,530

Reconciliation of the Range of Estimated GAAP Fully Diluted Earnings Per Share to Estimated Fully Diluted FFO Per Share — for the three months and year ending December 31, 2018 — Unaudited

	For the Three Months Ending December 31, 2018		For the Year Ending December 31, 2018
	Low End	High End	Low End	High End
Net income attributable to common stockholders per diluted share	$0.72	$0.76	$3.05	$3.09
Income allocated to noncontrolling interest - Preferred Operating Partnership and Operating Partnership	0.06	0.06	0.24	0.24
Fixed component of income allocated to non-controlling interest - Preferred Operating Partnership	—	—	(0.02)	(0.02)
Net income attributable to common stockholders for diluted computations	0.78	0.82	3.27	3.31

Adjustments:
Real estate depreciation	0.35	0.35	1.42	1.42
Amortization of intangibles	0.02	0.02	0.07	0.07
Unconsolidated joint venture real estate depreciation and amortization	0.01	0.01	0.05	0.05
Funds from operations attributable to common stockholders	—	—	(0.23)	(0.23)
	$1.16	$1.20	$4.58	$4.62
Adjustments:
Non-cash interest expense related to amortization of discount on equity portion of exchangeable senior notes	0.01	0.01	0.03	0.03
Accelerated loan amortization expense	0.01	0.01	0.01	0.01
Core funds from operations attributable to common stockholders	$1.18	$1.22	$4.62	$4.66

Reconciliation of Estimated GAAP Net Income to Estimated Same-store Net Operating Income —
for the year ending December 31, 2018 (In thousands) — Unaudited

	For the Year Ending December 31, 2018
	Low	High
Net Income	$411,000	$421,000
Adjusted to exclude:
Equity in earnings of unconsolidated joint ventures	(14,500)	(14,500)
Interest expense (includes non-cash)	183,000	182,000
Depreciation and amortization	208,000	208,000
Income tax expense	9,000	9,000
General and administrative	82,500	81,500
Management fees, other income and interest income	(46,000)	(47,000)
Net tenant insurance	(89,500)	(90,500)
Non same-store revenue	(81,000)	(81,000)
Non same-store expense	29,000	29,000
Total same-store net operating income	$691,500	$697,500

Same-store revenue	$955,500	$960,200
Same-store expense	(264,000)	(262,700)
Total same-store net operating income	$691,500	$697,500